Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T 617 252-7999 F 617 252-7550 www.vcel.com

Vericel Enters into $10 Million Credit Facility and $5 Million Term Loan
Agreement with Silicon Valley Bank

CAMBRIDGE, Mass., March 9, 2016 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ: VCEL), a leading developer of patient-specific expanded cellular therapies for the treatment of severe diseases and conditions, announced today that it has entered into a term loan and revolving line of credit agreement with Silicon Valley Bank, providing access to up to $15 million of new capital to the company to be used for general corporate purposes. Additional details concerning the credit facility and term loan will be contained in the company’s Current Report on Form 8-K to be filed shortly with the Securities and Exchange Commission.

“We are pleased to forge this new partnership with Silicon Valley Bank,” said Vericel’s chief financial officer and vice president of corporate development Gerard Michel. “These loan facilities provide the flexibility, at a low cost of capital, to invest in our key future growth drivers, Epicel and MACI, without diluting our current shareholders.”

Katherine Andersen, Managing Director of Silicon Valley Bank commented, “We are pleased to partner with Vericel as the company works to expand its portfolio of cell therapy products. Our aim is to provide Vericel with the right financing tools to advance its product portfolio and position the company to meet its corporate objectives.”

About Vericel Corporation

Vericel Corporation is a leader in developing patient-specific expanded cellular therapies for use in the treatment of patients with severe diseases and conditions. The company markets two autologous cell therapy products in the U.S.: Carticel® (autologous cultured chondrocytes), an autologous chondrocyte implant for the treatment of cartilage defects in the knee, and Epicel® (cultured epidermal autografts), a permanent skin replacement for the treatment of patients with deep-dermal or full-thickness burns comprising greater than or equal to 30% of total body surface area. Vericel is also developing MACITM, a third-generation autologous chondrocyte implant for the treatment of cartilage defects in the knee, and ixmyelocel-T, a patient-specific multicellular therapy for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy. For more information, please visit the company’s website at www.vcel.com.

Epicel® and Carticel® are registered trademarks and MACITM is a trademark of Vericel Corporation. © 2016 Vericel Corporation. All rights reserved.

About Silicon Valley Bank

For more than 30 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators.

©2016 SVB Financial Group. All rights reserved. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group. Silicon Valley Bank is a member of FDIC and Federal Reserve System.

This document contains forward-looking statements, including, without limitation, statements concerning anticipated profitability and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “can continue,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with competitive developments, clinical trial and product development activities, regulatory approval requirements, the availability and allocation of resources among different potential uses, estimating the commercial potential of our products and product candidates and growth in revenues and improvement in costs, market demand for our products, our ability to supply or meet customer demand for our products and our ability to draw down on the second tranche of the SVB term loan or the full amount of the SVB revolving line of credit. These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (“SEC”) on March 25, 2015, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management’s current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.